Exhibit 99.1
Penn Virginia Reports Second Quarter 2020 Results
--- Generated Net Cash Provided by Operating Activities of $56.4 Million and Free Cash Flow of $6.6 Million for the Second Quarter 2020 ---

HOUSTON, August 6, 2020 (GLOBE NEWSWIRE) -- Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ:PVAC) today announced its financial and operational results for the second quarter 2020.
Recent Significant Highlights
•Generated net cash provided by operating activities of $56.4 million and free cash flow (“FCF”)(1) of $6.6 million for the second quarter of 2020 and expects to generate significant FCF(1) for 2020;
•Produced 18,888 barrels of oil per day (“BOPD”) and 24,617 barrels of oil equivalent per day (“BOEPD”) for the second quarter of 2020;
•Realized oil price for the second quarter of 2020 of $23.97 per barrel and $50.37 per barrel including hedge settlements;
•Reported net loss of $94.7 million (includes a non-cash impairment of oil and gas properties of $35.5 million and non-cash unrealized losses on derivatives of $79.6 million), or $6.24 per share, and adjusted net income(2) of $19.6 million, or $1.29 per diluted share, for the second quarter of 2020;
•Generated adjusted EBITDAX(3) of $66.4 million for the second quarter of 2020;
•Reduced accounts payable by approximately $45 million in the second quarter of 2020;
•Estimated proved reserves were 123.1 million barrels of oil equivalent (“MMBOE”) with a standardized measure of $936.8 million and an SEC PV-10 value(4) of $967.9 million as of August 1, 2020;
•Estimated proved developed reserves were 54.7 MMBOE with a standardized measure of $705.6 million and PV-10 value(4) of $708.7 million at SEC pricing and $726.0 million (at strip pricing as of August 5, 2020 – see Appendix); and
•Recorded a mark-to-market value of the Company's commodity hedge position of approximately $32 million as of August 5, 2020.
“Our second quarter results represent another outstanding achievement for Penn Virginia,” said John A. Brooks, President and Chief Executive Officer of Penn Virginia. “We posted strong realized pricing in part due to our ability to store production. This storage provided us the option to delay selling our production until prices had recovered from their record lows. Our realized hedge book gains also contributed significantly to our high realized price of over $50 per barrel. The second quarter represents the third consecutive quarter in which we have been free cash flow positive. I would like to extend my thanks to the employees of Penn Virginia for their ongoing efforts to work hard while we take efforts to keep them healthy and safe. They have kept us operating efficiently and are largely responsible for the solid second quarter results.”
Mr. Brooks added, “Looking ahead, we expect to generate positive free cash flow for the remainder of the year and plan to use that free cash flow to continue to reduce debt. We will remain focused on capital discipline, preservation of our strong balance sheet, and cash on cash returns.”
Second Quarter 2020 Operating Results
Total production for the second quarter of 2020 was 2.24 MMBOE, or 24,617 BOEPD (77% crude oil). During the second quarter of 2020, the Company did not spud any wells but turned to sales three gross (2.8 net) wells.
Second Quarter 2020 Financial Results
Operating expenses were $97.9 million (includes a non-cash impairment of oil and gas properties of $35.5 million), or $43.72 per barrel of oil equivalent (“BOE”), in the second quarter of 2020. Total cash direct operating expenses, which consist of lease operating expenses (“LOE”), gathering, processing, and transportation (“GPT”) expenses, production and ad valorem taxes, and cash general and administrative (“G&A”) expenses, were $24.4 million, or $10.87 per BOE, in the second quarter of 2020. Total G&A expenses for the second quarter of 2020 were $3.56 per BOE, which included $1.0 million of non-cash share-based compensation. For the second quarter of 2020, adjusted cash G&A expenses(5), which excludes non-cash share-based compensation, were $3.14 per BOE. LOE was $4.06 per BOE for the second quarter of 2020.
Net loss for the second quarter of 2020 was $94.7 million (includes a non-cash impairment of oil and gas properties of $35.5 million and non-cash unrealized losses on derivatives of $79.6 million), or $6.24 per share, compared to a net income of $51.6 million, or $3.40 per diluted share, in the second quarter of 2019. Adjusted net income(2) was

Exhibit 99.1
$19.6 million, or $1.29 per diluted share, in the second quarter of 2020 versus $31.5 million, or $2.08 per diluted share in the second quarter of 2019.
Adjusted EBITDAX(3) was $66.4 million in the second quarter of 2020, compared to $86.7 million in the second quarter of 2019, down primarily due to the effect of lower oil prices.
During the second quarter of 2020, the Company incurred $10.7 million of capital expenditures, of which 95% was associated with drilling and completion capital.
As of June 30, 2020, the Company had a net debt to LTM Adjusted EBITDAX ratio of approximately 1.65x(6).
Acreage
As of June 30, 2020, the Company had approximately 99,000 gross (86,500 net) acres. Approximately 92% of Penn Virginia's acreage is held by production.
Proved Reserves
As of August 1, 2020, Penn Virginia's total proved reserves were approximately 123.1 MMBOE, of which 54.7 MMBOE were proved developed (“PD”) reserves. The proved reserves were calculated in accordance with the Securities and Exchange Commission (“SEC”) guidelines using the first day of the month prices for the last 12 months, resulting in pricing of $45.78 per barrel for crude oil and $2.06 per MMBtu for natural gas.
The Company's standardized measure of total proved reserves was $936.8 million, and the standardized measure of PD reserves was $705.6 million as of August 1, 2020. The value of the Company's total proved reserves, utilizing the SEC price guidelines, discounted at 10% and before tax (“PV-10”)(4), was $967.9 million as of August 1, 2020.
The PV-10 value(4) of the Company's PD reserves utilizing the SEC price guidelines was $708.7 million as of August 1, 2020. Using strip pricing as of August 5, 2020 (see the Appendix of this release for pricing information), the PV-10(4) of the Company's PD reserves was $726.0 million before giving effect to hedges.
As of August 1, 2020, Penn Virginia had cash of $10.5 million and total debt of $534.4 million. The ratio of the PV-10(4) of the Company's PD reserves using strip pricing as of August 5, 2020, after giving effect to the Company's hedge value of approximately $32 million, to the Company's net debt(7) at August 1, 2020 of approximately $523.9 million, is approximately 1.45x(8).
Outlook
The table below sets forth the Company's operational and financial guidance:

3Q 2020

Production (BOPD)	17,000 - 19,000

Capital Expenditures (millions)	$11 - $15

Guidance reflects completion of the Company’s five remaining drilled uncompleted (“DUC”) wells during the third quarter of 2020.
Second Quarter 2020 Conference Call
A conference call and webcast discussing second quarter 2020 financial and operational results is scheduled for Friday, August 7, 2020 at 10:00 a.m. ET. Prepared remarks will be followed by a question and answer period. Investors and analysts may participate via phone by dialing (844) 707-6931 (international: (412) 317-9248) five to 10 minutes before the scheduled start time, or via webcast by logging on to the Company's website, www.pennvirginia.com, at least 15 minutes before the scheduled start time to download supporting materials and install audio software, as necessary. The webcast can also be accessed at https://services.choruscall.com/links/pvc200807.html.
An on-demand replay of the webcast will be available on the Company's website beginning shortly after the webcast. The replay will also be available from August 7, 2020 through August 14, 2020 by dialing (877) 344-7529 (international (412) 317-0088) and entering the passcode 10146140.
About Penn Virginia Corporation

Exhibit 99.1
Penn Virginia Corporation is a pure-play independent oil and gas company engaged in the development and production of oil, natural gas liquids, or NGLs, and natural gas, with operations in the Eagle Ford shale in south Texas. For more information, please visit our website at www.pennvirginia.com. The information on the Company's website is not part of this release.
Cautionary Statements Regarding Guidance
The estimates and guidance presented in this release are based on assumptions of current and future capital expenditure levels, prices for oil, natural gas, and NGLs, impact of hedges, available liquidity, indications of supply and demand for oil, well results, and operating costs. The guidance provided in this release does not constitute any form of guarantee or assurance that the matters indicated will be achieved. While we believe these estimates and the assumptions on which they are based are reasonable as of the date on which they are made, they are inherently uncertain and are subject to, among other things, significant business, economic, operational, and regulatory risks, and uncertainties, some of which are not known as of the date of the statement. Guidance and estimates, and the assumptions on which they are based, are subject to material revision. Actual results may differ materially from estimates and guidance. Please read the “Forward-Looking Statements” section below, as well as “Risk Factors” in our annual report on Form 10-K and our quarterly reports on Form 10-Q, which are incorporated herein.
Forward-Looking Statements
This communication contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future financial or operating performance and other statements that are not historical facts are forward-looking statements, and such statements include, words such as “anticipate,” “forward,” “outlook,” “expects,” “intends,” “plans,” “believes,” “future,” “potential,” “may,” “possible,” “should,” “would,” “could,” “allow” and variations of such words or similar expressions, including the negative thereof, to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to realize the desired benefits of hedges and predict commodity price changes; the effect of commodity and financial derivative arrangements with other parties, and counterparty risk related to the ability of these parties to meet their future obligations; any further decline in, sustained depression in and volatility of expected and realized commodity prices for oil, NGLs, and natural gas; our ability to comply with our credit agreement and maintain or increase our borrowing base; our liquidity; the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from that estimated in our proved oil and gas reserves; actions by third parties, including suppliers and customers; the impact of the COVID-19 pandemic and the actions taken by regulators and third parties in response to such pandemic, the related economic downturn and the related substantial decline in demand for oil and natural gas; and other risks set forth in our filings with the SEC. Strip pricing is a forecast that speaks only as of the date published and is not necessarily indicative of actual or realized prices, which may be materially different. Additional information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. The unprecedented nature of the current pandemic and economic downturn makes it more difficult for management to determine risks and the magnitude of the impact of risks known or unknown to management. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The statements in this communication speak only as of the date of communication. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.
Footnotes
1)Free cash flow is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
2)Adjusted net income is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
3)Adjusted EBITDAX is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
4)PV-10 value is a non-GAAP measure reconciled to Standardized Measure and is defined at the end of this release.

Exhibit 99.1
5)Adjusted Cash G&A expense is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of non-GAAP financial measures to the closest GAAP-based financial measures appear at the end of this release.
6)Net Debt to LTM Adjusted EBITDAX is a ratio of the Company's Net Debt to LTM Adjusted EBITDAX, which are non-GAAP measures defined and reconciled at the end of this release.
7)Net debt is a non-GAAP financial measure reconciled to Principle Amount of Long-Term Debt at the end of this release.
8)For information to calculate the ratio of PV-10 value of the Company's proved developed reserves using strip pricing after giving effect to the Company's hedge position, to the Company's net debt, see table at the end of this release.

Exhibit 99.1
PENN VIRGINIA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
and SELECTED OPERATING STATISTICS - unaudited
(in thousands, except per share, production and price data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Revenues
Crude oil	$41,197	$86,308	$114,031	$127,505	$208,843
Natural gas liquids (NGLs)	1,578	1,893	3,502	3,471	9,050
Natural gas	2,020	2,690	5,290	4,710	9,567
Total product revenues	44,795	90,891	122,823	135,686	227,460
Gain (loss) on sales of assets, net	8	6	16	14	41
Other revenues, net	679	482	(72)	1,161	494
Total revenues	45,482	91,379	122,767	136,861	227,995
Operating expenses
Lease operating	9,094	10,532	10,362	19,626	21,366
Gathering, processing and transportation	5,593	5,444	6,408	11,037	10,337
Production and ad valorem taxes	2,630	6,154	7,579	8,784	13,271
General and administrative	7,035	6,374	5,215	13,409	11,242
Total cash direct operating expenses	24,352	28,504	29,564	52,856	56,216
Share-based compensation - equity classified awards	951	856	1,017	1,807	2,055
Depreciation, depletion and amortization	37,135	40,718	44,298	77,853	83,168
Impairment of oil and gas properties	35,509	—	—	35,509	—
Total operating expenses	97,947	70,078	74,879	168,025	141,439
Operating income (loss)	(52,465)	21,301	47,888	(31,164)	86,556
Other income (expense)
Interest expense, net	(8,536)	(8,180)	(9,056)	(16,716)	(18,534)
Derivatives	(34,349)	151,119	13,603	116,770	(54,414)
Other, net	(55)	(8)	8	(63)	114
Income (loss) before income taxes	(95,405)	164,232	52,443	68,827	13,722
Income tax benefit (expense)	690	(1,138)	(818)	(448)	(794)
Net income (loss)	$(94,715)	$163,094	$51,625	$68,379	$12,928

Net income (loss) per share:
Basic	$(6.24)	$10.76	$3.42	$4.51	$0.86
Diluted	$(6.24)	$10.76	$3.40	$4.48	$0.85

Weighted average shares outstanding:
Basic	15,167	15,152	15,106	15,159	15,102
Diluted	15,167	15,160	15,162	15,268	15,174

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Production
Crude oil (MBbls)	1,719	1,881	1,821	3,599	3,473
NGLs (MBbls)	303	307	389	610	704
Natural gas (MMcf)	1,311	1,474	1,947	2,784	3,478
Total (MBOE)	2,240	2,433	2,534	4,674	4,756
Average daily production (BOEPD)	24,617	26,740	27,845	25,679	26,278

Prices
Crude oil ($ per Bbl)	$23.97	$45.90	$62.63	$35.42	$60.14
NGLs ($ per Bbl)	$5.21	$6.16	$9.01	$5.69	$12.85
Natural gas ($ per Mcf)	$1.54	$1.83	$2.72	$1.69	$2.75
Aggregate ($ per BOE)	$20.00	$37.35	$48.47	$29.03	$47.82

Prices - Adjusted for derivative settlements
Crude oil ($ per Bbl)	$50.37	$54.15	$59.02	$52.34	$57.76
Natural gas ($ per Mcf)	$1.79	$1.90	$2.72	$1.85	$2.75
Aggregate ($ per BOE)	$40.41	$43.78	$45.87	$42.16	$46.08

Exhibit 99.1

PENN VIRGINIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited
(in thousands)

	June 30,	December 31,
	2020	2019
Assets
Current assets	$186,288	$88,339
Net property and equipment	1,099,838	1,120,425
Other noncurrent assets	9,590	9,474
Total assets	$1,295,716	$1,218,238

Liabilities and shareholders' equity
Current liabilities	130,507	129,274
Other noncurrent liabilities	21,436	13,191
Total long-term debt, net	553,234	555,028
Total shareholders' equity	590,539	520,745
Total liabilities and shareholders' equity	$1,295,716	$1,218,238

PENN VIRGINIA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Cash flows from operating activities
Net income (loss)	$(94,715)	$163,094	$51,625	$68,379	$12,928
Adjustments to reconcile net income (loss) to
net cash provided by operating activities:
Depreciation, depletion and amortization	37,135	40,718	44,298	77,853	83,168
Impairment of oil and gas properties	35,509	—	—	35,509	—
Derivative contracts:
Net (gains) losses	34,349	(151,119)	(13,603)	(116,770)	54,414
Cash settlements and premiums received (paid), net	59,146	(269)	(8,301)	58,877	(3,907)
Deferred income tax (benefit) expense	(786)	2,320	818	1,534	2,030
Gain on sales of assets, net	(8)	(6)	(16)	(14)	(41)
Non-cash interest expense	1,714	823	827	2,537	1,748
Share-based compensation (equity-classified)	951	856	1,017	1,807	2,055
Other, net	6	8	13	14	26
Changes in operating assets and liabilities	(16,879)	16,048	8,425	(831)	1,941
Net cash provided by operating activities	56,422	72,473	85,103	128,895	154,362
Cash flows from investing activities
Capital expenditures	(50,812)	(62,015)	(89,455)	(112,827)	(175,941)
Proceeds from sales of assets, net	8	75	11	83	29
Net cash used in investing activities	(50,804)	(61,940)	(89,444)	(112,744)	(175,912)
Cash flows from financing activities
Proceeds from credit facility borrowings	—	46,000	20,000	46,000	32,000
Repayment of credit facility borrowings	(40,000)	(9,000)	(5,000)	(49,000)	(13,000)
Debt issuance costs paid	(72)	—	(2,518)	(72)	(2,518)
Other, net	1,068	—	—	1,068	—
Net cash provided by (used in) financing activities	(39,004)	37,000	12,482	(2,004)	16,482
Net increase (decrease) in cash and cash equivalents	(33,386)	47,533	8,141	14,147	(5,068)
Cash and cash equivalents - beginning of period	55,331	7,798	4,655	7,798	17,864
Cash and cash equivalents - end of period	$21,945	$55,331	$12,796	$21,945	$12,796

Exhibit 99.1
PENN VIRGINIA CORPORATION
CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Special Note About Presentation
Effective with our reporting for the period ended March 31, 2020, and for future periods, the Company is changing the manner in which settlements from derivatives are presented in the Non-GAAP financial measures “Adjusted net income” and “Adjusted EBITDAX.” Previously, our presentations of such settlements were based upon the actual amount of cash paid or received during the periods presented. Because derivative financial instruments settle in cash during the month immediately following the month for which the underlying production is hedged, there exists a potential for confusion regarding our actual derivative-adjusted financial performance in the reporting period. In order to mitigate the potential for any confusion and to align our reporting with what we believe to be the dominant presentation methodology regarding such Non-GAAP financial metrics in our industry, we will present our oil derivative settlements in our Non-GAAP financial measures “Adjusted net income” and “Adjusted EBITDAX” on a realized basis whereby such settlements are matched to the periods for which the underlying production is hedged. We have applied the aforementioned presentation methodology to all prior periods presented herein.

Reconciliation of GAAP “Net income” to Non-GAAP “Adjusted net income”
Adjusted net income is a non-GAAP financial measure that represents net income adjusted to include net realized settlements of derivatives and exclude the effects, net of income taxes, of non-cash changes in the fair value of derivatives, impairment of oil and gas properties, net gains and losses on the sales of assets, acquisition, divestiture and strategic transaction costs, other net items and income tax effect of adjustments. We believe that Non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts provide meaningful supplemental information regarding our operational performance. This information facilitates management’s internal comparisons to the Company’s historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, the Company believes that our investors can benefit by evaluating both non-GAAP and GAAP results. Adjusted net income non-GAAP is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
	(in thousands, except per share amounts)
Net income (loss)	$(94,715)	$163,094	$51,625	$68,379	$12,928
Adjustments for derivatives:
Net losses (gains)	34,349	(151,119)	(13,603)	(116,770)	54,414
Realized settlements, net	45,285	15,699	(6,584)	60,984	(8,273)
Impairment of oil and gas properties	35,509	—	—	35,509	—
Gain on sales of assets, net	(8)	(6)	(16)	(14)	(41)
Acquisition, divestiture and strategic transaction costs	—	—	76	—	800
Other, net	—	—	—	—	—
Income tax effect of adjustments	(833)	948	—	132	—
Adjusted net income	$19,587	$28,616	$31,498	$48,220	$59,828
Net income (loss), per diluted share	$(6.24)	$10.76	$3.40	$4.48	$0.85
Adjusted net income, per diluted share	$1.29	$1.89	$2.08	$3.16	$3.94

Exhibit 99.1
Reconciliation of GAAP “Net income” to Non-GAAP “Adjusted EBITDAX”
Adjusted EBITDAX represents net income before interest expense, income taxes, impairment of oil and gas properties, depreciation, depletion and amortization expense and share-based compensation expense, further adjusted to include the net realized settlements of derivatives and exclude the effects of gains and losses on sales of assets, non-cash changes in the fair value of derivatives, and special items including acquisition, divestiture, and strategic transaction costs and other items. We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss). Adjusted EBITDAX as defined by Penn Virginia may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as operating income or cash flows from operating activities. Adjusted EBITDAX should not be considered in isolation or as a substitute for an analysis of Penn Virginia’s results as reported under GAAP.

	Three Months Ended			LTM Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020
	(in thousands, except per unit amounts)
Net income (loss)	$(94,715)	$163,094	$51,625	$126,040
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense, net	8,536	8,180	9,056	33,993
Income tax (benefit) expense	(690)	1,138	818	1,791
Impairment of oil and gas properties	35,509	—	—	35,509
Depreciation, depletion and amortization	37,135	40,718	44,298	169,254
Share-based compensation expense (equity-classified)	951	856	1,017	3,834
(Gain) loss on sales of assets, net	(8)	(6)	(16)	22
Adjustments for derivatives:
Net losses (gains)	34,349	(151,119)	(13,603)	(103,053)
Realized settlements, net	45,285	15,699	(6,584)	58,756
Adjustment for special items:
Acquisition, divestiture and strategic transaction costs	—	—	76	—
Other, net	—	—	—	232
Adjusted EBITDAX	$66,352	$78,560	$86,687	$326,378
Net income (loss) per BOE	$(42.28)	$67.02	$20.37	$12.56
Adjusted EBITDAX per BOE	$29.62	$32.28	$34.21	$32.51

Exhibit 99.1
Reconciliation of GAAP “General and administrative expenses” to Non-GAAP “Adjusted cash general and administrative expenses”
Adjusted cash general and administrative expenses is a supplemental non-GAAP financial measure that excludes certain non-recurring expenses and non-cash share-based compensation expense. We believe that the non-GAAP measure of Adjusted cash general and administrative expenses is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
	(in thousands, except per unit amounts)
General and administrative expenses - direct	$7,035	$6,374	$5,215	$13,409	$11,242
Share-based compensation - equity-classified awards	951	856	1,017	1,807	2,055
GAAP General and administrative expenses	7,986	7,230	6,232	15,216	13,297
Less: Share-based compensation - equity-classified awards	(951)	(856)	(1,017)	(1,807)	(2,055)
Significant special charges:
Acquisition, divestiture and strategic transaction costs	—	—	(76)	—	(800)
Adjusted cash-based general and administrative expenses	$7,035	$6,374	$5,139	$13,409	$10,442
GAAP General and administrative expenses per BOE	$3.56	$2.97	$2.46	$3.26	$2.80
Adjusted cash general and administrative expenses per BOE	$3.14	$2.62	$2.03	$2.87	$2.20

Exhibit 99.1
Definition and Explanation of Free Cash Flow
Free Cash Flow is a non-GAAP financial measure that management believes illustrates our ability to generate cash flows from our business that are available to be returned to our providers of financing capital represented primarily by our debt holders as we do not currently have a dividend or share repurchase program. We present Free Cash Flow as the excess (deficiency) of Discretionary cash flow over Capital additions, net. Discretionary cash flow is defined as Adjusted EBITDAX (as defined and reconciled above) less interest expense and debt issue costs and adjustments for income taxes (paid) refunded and changes for working capital. Capital additions represent our committed capital expenditure and acquisition transactions, net of any proceeds from the sales or disposition of assets. Free Cash Flow is also defined as net cash provided by operating activities less net cash used in investing activities and debt issuance costs paid. We believe Free Cash Flow is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies in many industries. Free Cash Flow should be considered as a supplement to net income as a measure of performance and net cash provided by operating activities as a measure of our liquidity.

	Three Months Ended	Six Months Ended	Twelve Months Ended
	June 30, 2020	June 30, 2020	June 30, 2020
	(in thousands)
Adjusted EBITDAX, as reported	$66,352	$144,912	$326,377
Interest expense, as reported, less non-cash interest	(7,524)	(15,568)	(33,146)
Income taxes refunded	2,471	2,471	4,942
Debt issue costs paid	(72)	(72)	(170)
Working capital and other, net	(43,902)	(24,740)	(49,338)
Discretionary cash flows	17,325	107,003	248,665

Capital expenditures, as reported	(10,719)	(89,939)	(253,630)
Acquisitions	—	—	(6,516)
Proceeds from asset sales	8	83	269
Sales and use tax refunds applied to capital additions	—	—	961
Capital additions, net	(10,711)	(89,856)	(258,916)
Non-GAAP Free cash flow	$6,614	$17,147	$(10,251)

GAAP Net cash provided by operating activities	$56,422	$128,895	$294,727
GAAP Net cash used in investing activities	(50,804)	(112,744)	(305,876)
Debt issuance costs paid	(72)	(72)	(170)
Other, net	$1,068	$1,068	$1,068
Non-GAAP Free cash flow	$6,614	$17,147	$(10,251)

Net debt at beginning of period	$544,069	$554,602	$527,204
Less: Net debt at end of period	(537,455)	(537,455)	(537,455)
Non-GAAP Free cash flow	$6,614	$17,147	$(10,251)

Exhibit 99.1
Net Debt
Net debt, excluding unamortized discount and debt issuance costs is a non-GAAP financial measure that is defined as total principal amount of long-term debt less cash and cash equivalents. The most comparable financial measure to net debt, excluding unamortized discount and debt issuance costs under GAAP is principal amount of long-term debt. Net debt is used by management as a measure of our financial leverage. Net debt, excluding unamortized discount and debt issuance costs should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent the Company’s actual indebtedness.

	July 31, 2020	June 30, 2020	December 31, 2019	March 31, 2020	June 30, 2019
	(in thousands)
Credit Facility	$334,400	$359,400	$362,400	$399,400	$340,000
Second lien term loan, excluding unamortized discount and issue costs	200,000	200,000	200,000	200,000	200,000
Cash and cash equivalents	(10,542)	(21,945)	(7,798)	(55,331)	(12,796)
Net Debt	$523,858	$537,455	$554,602	$544,069	$527,204

Reconciliation of GAAP “Standardized Measure of Discounted Future Net Cash Flows” to Non-GAAP “PV-10”
Non-GAAP PV-10 value is the estimated future net cash flows from estimated proved reserves discounted at an annual rate of 10 percent before giving effect to income taxes. The standardized measure of discounted future net cash flows is the after-tax estimated future cash flows from estimated proved reserves discounted at an annual rate of 10 percent, determined in accordance with generally accepted accounting principles (GAAP). We use non-GAAP PV-10 value as one measure of the value of our estimated proved reserves and to compare relative values of proved reserves amount exploration and production companies without regard to income taxes. We believe that securities analysts and rating agencies use PV-10 value in similar ways. Our management believes PV-10 value is a useful measure for comparison of proved reserve values among companies because, unlike standardized measure, it excludes future income taxes that often depend principally on the characteristics of the owner of the reserves rather than on the nature, location, and quality of the reserves themselves. We also believe that PV10 estimates using strip pricing can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows in the current commodity price environment (using futures prices) rather than SEC pricing.

August 1,
2020
(in thousands)
Standardized measure of future discounted cash flows - Proved reserves	$936,792
Present value of future income taxes discounted at 10% - Proved reserves	31,099
SEC PV-10 - Proved reserves	$967,891

Reconciliation of SEC PV-10 and Adjusted PV-10 (non-GAAP) – Proved Developed Reserves

August 1,
2020
(in thousands)
Standardized measure of future discounted cash flows (total proved reserves)	$936,792
Less: Future discounted cash flows attributable to proved undeveloped reserves	(231,186)
Standardized measure of future discounted cash flows (proved developed reserves)	705,606
Add: Present value of future income taxes attributable to proved developed reserves discounted at 10%	3,104
PV-10 of proved developed reserves	708,710
Add: Adjustment for strip pricing as of August 5, 2020 for proved developed reserves	17,269
Adjusted PV-10 of proved developed reserves	$725,979

Exhibit 99.1

NYMEX pricing used in the calculation of PV-10 value at strip pricing as of August 5, 2020.

Year	Oil per barrel WTI - Price	Natural Gas (per MMBtu) HHub - Price
2020	$42.97	$2.540
2021	$44.48	$2.766
2022	$45.51	$2.550
2023	$46.31	$2.460
2024	$47.03	$2.504
2025	$47.93	$2.578

The table below sets forth the calculation of the ratio of PV-10 of proved developed reserves adjusted for strip pricing and commodity hedge value to net debt.

Net debt (7) (August 1, 2020)	$524 million

PV-10 of Proved Developed Reserves (August 1, 2020) Adjusted for Strip Pricing (August 5, 2020)	$726 million
Mark-to-Market of Commodity Hedges (August 5, 2020)	$32 million
Ratio	1.45x

Contact
Clay Jeansonne
Investor Relations
Ph: (713) 722-6540
E-Mail: invest@pennvirginia.com